For Immediate Release

Ferro Announces Upward Revision in First-Quarter 2008 Estimates

CLEVELAND, Ohio – April 21, 2008 – Ferro Corporation (NYSE: FOE) announced today that earnings per share for the 2008 first quarter are now expected to be in the range of 16 to 18 cents, including approximately 10 cents per share in special charges, or 26 to 28 cents excluding special charges. As reported by Thomson First Call, analysts expect first-quarter earnings of 20 cents per share, excluding special charges. Previously, the Company had estimated that earnings for the quarter would be in the range of 12 to 17 cents per share, including 5 cents of special charges. The Company now expects net sales for the first quarter to be approximately $600 million, exceeding its previous estimates of sales between $550 million and $575 million.

The increased sales are due to better than expected sales volume, product pricing actions and favorable changes in foreign exchange rates. The improved earnings outlook is primarily the result of better than forecasted results from the Company’s Inorganic Specialties Group and lower than anticipated selling, general and administrative expenses.

The Company’s revised first-quarter earnings estimate includes pretax costs of approximately $3.3 million related to a previously announced manufacturing interruption at its Bridgeport, New Jersey manufacturing location in December 2007. The manufacturing issues at the site have been corrected and are not expected to impact future financial results.

“It is encouraging to announce improved performance estimates in the midst of difficult macroeconomic conditions,” said Ferro Chairman, President and Chief Executive Officer James F. Kirsch. “The people of Ferro have been working hard to restructure our business, reduce costs and manage the extraordinary volatility in raw material costs. We have built a strong foundation for sustainable improvement in the business, and it is beginning to translate into improved results for our shareholders. We will continue on the path we have established to complete our restructuring programs and improve our business operations across the entire company.”

Ferro will provide details of the 2008 first-quarter results and second-quarter estimates during a conference call on Wednesday, May 7. Detailed instructions for accessing the conference call will be announced shortly.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,300 employees globally and reported 2007 sales of $2.2 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	We depend on reliable sources of raw materials and other supplies at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We are striving to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques, but we may not be successful in achieving the desired improvements.

•	We are engaged in restructuring programs to improve manufacturing efficiency and reduce costs. If we are not successful in the execution of our restructuring programs we will not realize the expected cost savings.

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending.

•	The global scope of our operations exposes us to risks related to currency conversion and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia-Pacific region where it can be difficult for an American company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials and those regulations could affect our sales and operating profits.

•	Our operations are subject to stringent environmental, health and safety regulations and compliance with those regulations could require us to make significant investments.

•	We depend on external financial resources and any interruption in access to capital markets or borrowings could adversely affect our financial condition.

•	Interest rates on some of our external borrowings are variable and our borrowing cost could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders and those liens affect our flexibility in making timely dispositions of property and businesses.

•	We are subject to a number of restrictive covenants in its credit facilities and those covenants could affect our flexibility in funding strategic initiatives.

•	We have significant deferred tax assets and our ability to utilize these assets will depend on our future performance.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

•	Our businesses depend of a continuous stream of new products and failure to introduce new products could affect our sales and profitability.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond the Company’s reasonable control.

Additional information regarding these risk factors can be found in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com